Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
November 21, 2011
ZaZa Energy Corporation
1301 McKinney, Suite 2850
Houston, Texas 77010
Ladies and Gentlemen:
     We have acted as special counsel to ZaZa Energy Corporation, a Delaware corporation (“New ZaZa”), in connection with New ZaZa’s registration statement on Form S-4 (Registration No. 333-177264) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by New ZaZa of up to 25,325,617 shares of common stock in New ZaZa (the “Common Stock”) pursuant to the Agreement and Plan of Merger and Contribution (the “Merger Agreement”), dated as of August 9, 2011, by and among Toreador Resources Corporation, a Delaware corporation, ZaZa Energy, LLC, a Texas limited liability company, ZaZa Energy Corporation, a Delaware corporation, and Thor Merger Sub Corporation, a Delaware corporation.
     As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware General Corporation Law, as amended (the “DGCL”), regulations, corporate records and documents, including the Certificate of Incorporation and Bylaws of New ZaZa, certificates of corporate and public officials, and other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. In making our examination, we have assumed and not verified that (i) all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified, conformed or photostatic copies conform with the original documents; (ii) the representations of officers and employees of New ZaZa in the Registration Statement are correct as to questions of fact; (iii) the persons identified in the Registration Statement as officers of New ZaZa are actually serving as such and that any certificates representing the Common Stock will be properly executed by one or more such persons, countersigned by an authorized officer of New ZaZa’s stock transfer agent, and will conform to the specimen stock certificate examined by us; (iv) the persons executing the documents examined by us have the legal capacity to execute such documents on behalf of New ZaZa; and (v) at the time of issuance, offer and sale of any of the Common Stock, the Registration Statement will have been declared effective under the Securities Act and no stop order suspending its effectiveness will have been issued and remain in effect.
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion
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ZaZa Energy Corporation
November 21, 2011

that, when issued and delivered by New ZaZa in accordance with the Merger Agreement, the Common Stock will be duly authorized, validly issued, fully paid and non-assessable.
     We express no opinion other than as to the federal laws of the United States of America and the DGCL (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws).
     We consent to the discussion of this opinion in the Registration Statement, the filing by you of this opinion as an exhibit to the Registration Statement, and the use of our name under the caption “Legal Matters” in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law after the effective date of the Registration Statement.
Very truly yours,
/s/ ANDREWS KURTH LLP